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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Skaf                       Rashid
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

         5104 Marble Falls Lane
    ----------------------------------------------------------------------------
                                   (Street)

         Plano                        TX                              75093
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)            Jan. 29, 2002
                                                                 ---------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol   AMXC
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director     X  Officer                 10% Owner        Other
    ---             ---                     ---              ---
                        (give title below)                       (specify below)
       VP of Marketing
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)

     X  Form Filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reported person, see Instruction
   5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative   2. Date Exercisable       3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of
    Security (Instr. 4)      and Expiration Date       Underlying Derivative Security      or Exercise     Form of        Indirect
                             (Month/Day/Year)          (Instr. 4)                          Price of        Derivative     Beneficial
                         ------------------------------------------------------------      Derivative      Security:      Ownership
                          Date          Expiration                    Amount or            Security        Direct (D)     (Instr. 5)
                          Exercisable   Date           Title          Number of                            or Indirect
                                                                      Shares                               (I) (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Stock Options           Dec. 3, 2002   Dec. 2, 2011   Common Stock   60,000                 $2.55             D
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

The options become exercisable in annual increments of 1/3 of the shares each beginning on Dec. 3, 2002, the first anniversary of the date of grant.

                                /s/ RASHID SKAF                     2/7/02
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.